Exhibit 99.1

CONTACT:

Kellie McCrory

MCA Public Relations

214-654-0402

 kellie@mcaprdallas.com

FOR IMMEDIATE RELEASE

January 03, 2017

The Dallas Morning News to Relocate to The Statler

DALLAS – The Statler and The Dallas Morning News (NYSE: AHC) together announce they have finalized a 16-year lease agreement to move the media company headquarters to The Statler Library, commencing in the late spring of 2017.

The Dallas Morning News will occupy the entire building formerly known as the Old Dallas Central Library, containing approximately 90,000 square feet of office space, located at the southwest corner of Commerce and Harwood streets in downtown Dallas. The move-in date is anticipated between April and June 2017.

Designed by George Dahl in 1955, The Old Dallas Central Library is registered as an historic site with the Texas Historic Commission (THC), the National Parks Service (NPS) and the U.S. Department of Interior. Dahl is also the designer of significant portions of The Dallas Morning News’ current building, where the paper has had its headquarters since 1949.

The Dallas Morning News is taking the next step in its transformation to a more digitally focused media and marketing services company with the move to The Statler.

“While we have sentimental memories of the past six decades at our home on Young Street, we know the time is right to move into a more contemporary space that better aligns with the opportunities and challenges of publishing in the rapidly changing digital environment in which we compete,” said Jim Moroney III, Publisher and Chief Executive Officer of The Dallas Morning News.   In addition, I want to acknowledge the great partnership we have had throughout this process with CBRE and Centurion American Development Group. These two companies together with the tireless leadership provided by Katy Murray, our CFO, have made this new headquarters for our company possible."

The Statler Library provides a more flexible space to build a contemporary digital newsroom, with open floor plans, areas for employee collaboration and a rooftop patio. The new location will also allow for future expansion. The move will increase efficiencies and lower facility-related operating expenses by reducing The Dallas Morning News’ footprint from 325,000 square feet on an eight-acre campus to approximately 90,000 square feet.

Centurion American Development Group, owner and developer of The Statler, has revitalized the long-vacant building, which will feature a luxury boutique hotel, residences, restaurants and retail space, in addition to the office and meeting spaces. The project is slated for completion in mid-2017.

“It is an honor that The Dallas Morning News decided to headquarter at The Statler,” said Mehrdad Moayedi, president and CEO of Centurion American Development Group. “Much consideration went into finding the proper anchor tenant to fill the library space, and we are confident that The Dallas Morning News will bring significant added value to the development.”

Lease negotiations were arranged between Michael VanHuss, Director of Development for Commerce Statler Development LLC, and Katy Murray, Chief Financial Officer and Senior Vice President of A.H. Belo, owner of the The Dallas Morning News.

Russ Johnson with Peloton CRE represented Commerce Statler Development LLC and Jeff Ellerman and Phil Puckett with CBRE represented the The Dallas Morning News as brokers in this transaction.

For more information on The Statler, visit TheStatlerDallas.com

About The Statler

The Statler is a modern-day redevelopment of a landmark Dallas hotel set to open in 2017.  Opening its doors for the first time in 16 years, The Statler will feature a luxury boutique hotel and residences, with restaurants, nightlife, boutique retail, meeting spaces and a multi-purpose events and concert venue. Encompassing style, status and sophistication, The Statler features 219 luxury residences and 159 hotel rooms. Originally opening as the Statler Hilton in 1956, the hotel was a destination for the elite, attracting the world’s most distinguished dignitaries and celebrities. The Statler, part of Curio – A Collection by Hilton, is the iconic downtown Dallas experience.

About A. H. Belo Corporation

A. H. Belo Corporation, the owner of The Dallas Morning News is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company's media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

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